Back to Form S-8
Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2009, relating to the financial statements and financial statement schedules of WellCare Health Plans, Inc. and subsidiaries (“WellCare”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in its method of accounting for income taxes as discussed in Note 12), and the effectiveness of WellCare’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of WellCare for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Certified Public Accountants
Tampa, Florida
June 26, 2009